                                                                      Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                             Thirteen Weeks Ended          Thirty-Nine Weeks Ended
----------------------------------------------------------------------------------------------------
                                           February 22,   February 23,   February 22,   February 23,
                                               1998           1997           1998           1997
----------------------------------------------------------------------------------------------------
Consolidated Earnings from Operations
   before Income Taxes..................... $  45,228      $  21,613      $  93,264      $  34,687
Plus Fixed Charges.........................     9,726          9,979         28,037         29,593
Less Capitalized Interest..................      (175)          (162)          (756)          (866)
                                            ---------      ---------      ---------      ---------

Consolidated Earnings from Operations
   Before Income Taxes Available to
   Cover Fixed Charges..................... $  54,779      $  31,430      $ 120,545      $  63,414
                                            =========      =========      =========      =========

Ratio of Consolidated Earnings to Fixed
   Charges.................................      5.63           3.15           4.30           2.14
                                            =========      =========      =========      =========

----------------------------------------------------------------------------------------------------


                                       14